Exhibit (a)(5)(E)

VIVO PARTICIPAÇÕES S.A.

Publicly Held Company

Brazilian Taxpayer Number (CNPJ) 02,558,074/0001-73 Board of Trade Registration Number (NIRE) 35.3.0015879-2

NOTICE TO THE MARKET

Vivo Participações S.A. (“Company” or “Vivo”) announces that, as approved by its Board of Directors on August 2, 2007, and in light of the conclusion of the acquisition of control of Telemig Celular Participações S.A. (and, indirectly, of Telemig Celular S.A.), the Company, through its controlled company TCO IP S.A. (“Offeror”), is launching today, in Brazil, a voluntary public tender offer (“VTO”) for the acquisition of up to 1/3 of the preferred shares of Telemig Celular S.A. (“Telemig Celular”) and Telemig Celular Participações S.A. (“Telemig Participações”), and in the case of Telemig Participações the VTO will be extended to holders of preferred shares underlying American Depositary Shares (“ADSs”), outstanding in the market (“Maximum Amount of Shares”). Each ADS of Telemig Participações represents two preferred shares.

All terms and conditions of the VTO are stated in detail in the Public Offer Notice (“Edital”) for those tendering preferred shares in Brazil, and in the Schedule TO (“TO”) for those tendering ADSs of Telemig Participações in the United States. The Edital was published in the electronic information system (“IPE”) of the Brazilian Securities and Exchange Commission (“CVM”) and published in the Brazilian newspapers today. The TO was filed with the U.S. Securities and Exchange Commission today and will be distributed to holders of ADSs of Telemig Participações over the coming days.

The main terms and conditions of the VTO include the following:

The price, which corresponds to a premium of approximately 25% (twenty-five percent) over the weighted average trading price of the preferred shares of each of Telemig Celular and Telemig Participações at the São Paulo Stock Exchange (“BOVESPA”) for the last 30 (thirty) days before August 1, 2007, inclusive, will be: (i) R$654.72 (six hundred and fifty four reais and seventy two cents) per preferred share of Telemig Celular; and (ii) R$63.90 (sixty three reais and ninety cents) per preferred share of Telemig Participações (for reference, the equivalent to approximately US$74.68 (seventy four dollars and sixty eight cents) per ADS of Telemig Participações, based on the average of the buy and sell U.S. Dollar-Brazilian real PTAX 800 exchange rate as reported by the Central Bank of Brazil on April 4, 2008 for reais into U.S. dollars of R$1.711/US$1.00.

For those tendering preferred shares in Brazil, the price will be paid in cash, in Brazilian currency, under the terms of the Edital and in accordance with the rules of the Brazilian Settlement and Custodian Company (Companhia Brasileira de Liquidação e Custódia), or CBLC. For those tendering ADSs of Telemig Participações in the United States, The Bank of New York, as ADS tender agent (“ADS Tender Agent”), will receive payment in U.S. dollars and make the necessary distribution to those tendering ADSs as set forth in the TO.

In no case will the Maximum Amount of Shares be surpassed so that, if there is excess demand at the auction, there will be a proportional apportionment among the shareholders who accept the VTO.

Subject to the exceptions and conditions described in the Edital, those tendering preferred shares in Brazil must register with their brokers, deliver any documents that their brokers require and qualify to participate in the VTO by 6:00 pm Brazil time on May 9, 2008. Subject to the exceptions and conditions described in the TO, those tendering ADSs of Telemig Participações in the United States must deliver all required documentation described in the TO to the ADS Tender Agent by 12:00 p.m. noon New York City time on May 9, 2008.

The VTO, both in Brazil and in the United States, is subject to the non-occurrence of any material adverse fact as described in the Edital and TO.

Unless the VTO is amended (as provided by CVM Instruction 361/02), the auctions for the acquisition of preferred shares of Telemig Celular and for the acquisition of preferred shares and ADSs of Telemig Participações will be held on May 12, 2008 at 3:00 pm and 4:00 pm Brazil time, respectively.

São Paulo, April 8, 2008.

Ernesto Gardelliano

Investor Relations Director